EXHIBIT 99.1

American Healthcare REIT

Contact: Alan Peterson
VP, Investor Relations & Finance
(949) 270-9200
investorrelations@ahcreit.com

American Healthcare REIT Amends Credit Facility and Provides Update on Key Post-Offering Initiatives

IRVINE, Calif., February 21, 2024 /PRNewswire/ -- American Healthcare REIT, Inc. (NYSE: AHR) announced today that it has amended its existing credit facility, extending its maturity date and increasing its size to up to $1,150,000,000. The credit facility consists of an unsecured revolving credit facility in the initial aggregate amount of $600,000,000 and an unsecured term loan facility in the initial aggregate amount of $550,000,000. The revolving portion of the credit facility now matures on February 14, 2028, and may be extended for one 12-month period, subject to certain conditions, and the term loan portion of the facility matures on January 19, 2027. The amended credit facility will allow for increased flexibility as the company evaluates opportunities, while maintaining the strength of its capital structure since its recently completed underwritten public offering of common stock and the listing of its common stock on the New York Stock Exchange.

“We are pleased with the new terms of our credit facility with our lending partners,” said Danny Prosky, President and Chief Executive Officer of American Healthcare REIT. “We believe this credit facility will benefit our stockholders and allow us to continue to grow our diverse portfolio of healthcare real estate assets.”

Post-Offering Update

The company also announced progress it has made since its recently completed underwritten public offering of common stock and listing on the New York Stock Exchange earlier this month. Since the closing of the offering on February 9, 2024, the company has repaid approximately $721 million of outstanding debt with a weighted average interest rate of 7.53%. As of February 16, 2024, the company had $747,000,000 of outstanding balances on its lines of credit and term loan, with a weighted average interest rate of 5.91% (taking into account the effect of swap instruments), and $803,000,000 of aggregate availability under its lines of credit and term loan.

This significant reduction in outstanding debt has resulted in a meaningful improvement in the company's leverage metrics and will result in approximately $54 million in interest expense savings on an annualized basis.

On portfolio performance, the company reported updated occupancies for its important Integrated Senior Health Campuses and Senior Housing Operating Portfolio (SHOP) segments that showed continued growth. As of February 9, 2024, occupancy for the company's same-store Integrated Senior Health Campuses was 87.6%, up from 86.6% for the three months ended September 30, 2023, while occupancy for the company's same-store SHOP was 82.6%, up substantially from 78.8% for the three months ended September 30, 2023. Total occupancies for the company's Integrated Senior Health Campuses and SHOP segments as of February 9, 2024 were 87.3% and 82.7%, respectively. Occupancy for the company's Medical Office Building segment was 88.9%, down slightly from 89.7% as of September 30, 2023 due to anticipated tenant vacancies.

"We have continued to make good progress on key initiatives since our recent equity offering and listing," Mr. Prosky said. "The reduction in outstanding debt not only strengthens our balance sheet but also provides substantial interest expense savings in today's heightened interest rate environment. We expect that our strengthened balance sheet coupled with strong portfolio performance, driven by our senior housing investments, will position the company well to grow value for our stockholders."

Recent Transaction Activity

In February 2024, the company closed on the acquisition of a senior housing portfolio in Oregon consisting of 856 beds across 12 campuses. The total consideration consisted of $94.5 million of assumed debt, plus closing costs, reflecting a price per bed of approximately $110,000. The assumed debt has a fixed interest rate of 4.54% and matures on January 1, 2028. The portfolio will be managed by Compass Senior Living through a RIDEA structure. The company has a longstanding relationship with Compass Senior Living in its senior housing–leased portfolio and recognized the strength of the operator through the COVID-19 pandemic. The management agreement will be the company's first with Compass Senior Living expanding the company's high-quality operator relationships.

About American Healthcare REIT, Inc.

American Healthcare REIT, Inc. is a self-managed real estate investment trust (REIT) that acquires, owns and operates a diversified portfolio of clinical healthcare real estate properties, focusing primarily on medical office buildings, senior housing, skilled nursing facilities, and other healthcare-related facilities. As of September 30, 2023, its total assets of approximately $4.6 billion consisted of 298 buildings and integrated senior health campuses owned and/or operated by the company that are located in 36 states, the United Kingdom and the Isle of Man, representing approximately 18.9 million square feet of gross leasable area.

Forward-Looking Statements Certain statements contained in this press release, including statements rela�ng to the company’s expecta�ons regarding its por�olio growth, interest expense savings and balance sheet, may be considered forward-looking statements within the meaning of Sec�on 27A of the Securi�es Act of 1933, as amended, and Sec�on 21E of the Securi�es Exchange Act of 1934, as amended. The company intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Readers are cau�oned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Any such forward-looking statements are based on current expecta�ons, es�mates and projec�ons about the industry and markets in which the company operates, and beliefs of, and assump�ons made by, the company’s management and involve known and unknown risks and uncertain�es that could cause actual results to differ materially from those expressed or implied therein, including, without limita�on risks included in the company’s Annual Report on Form 10-K for the year ended December 31, 2022 and other periodic reports. Except as required by law, the company does not undertake any obliga�on to update or revise any forward-looking statements contained in this release.